Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Quarter and Twelve Months Ended March 31, 2023

FAIRPORT, N.Y. June 13, 2023 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the fourth quarter and twelve months ended March 31, 2023.

Executive Summary (vs. year-ago, year-to-date results):

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Net sales for the twelve months ended March 31, 2023 totaled $1,509.4 million compared to $1,385.3 million for the twelve months ended March 31, 2022. The year-over-year increase of $124.1 million was mainly due to higher selling prices partially offset by lower sales volumes.

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Gross margin as a percentage of net sales for the twelve months ended March 31, 2023 was 9.0% as compared to 10.7% in the prior year. The year-over-year decrease is mainly due to a $64.2 million increase in the LIFO charge.

“Seneca Foods had an excellent fiscal 2023, delivering record sales and FIFO EBITDA, despite continued cost pressures for labor and raw materials which led to an unprecedented non-cash LIFO charge of $100M,” stated Paul Palmby, President and Chief Executive Officer of Seneca Foods.  “Significant past investments in our operating facilities paid off as our supply chain operated admirably this year amid a challenging environment. Entering fiscal 2024, we have replenished our inventory levels, which were depleted during the pandemic, and are in position to serve our customers’ needs.”

Executive Summary (vs. year-ago, fourth quarter results):

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Net sales for the fourth quarter of fiscal 2023 totaled $331.1 million compared to $332.4 million for the fourth quarter of fiscal 2022. The year-over-year decrease of $1.3 million was mainly due to lower sales volumes mostly offset by higher selling prices.

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Gross margin as a percentage of net sales for the three months ended March 31, 2023 was 5.3% as compared to 8.0% in the prior year. The year-over-year decrease was mainly due to the $15.6 million increase in the LIFO charge.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from approximately 1,400 American farms and are distributed to approximately 60 countries. Seneca holds a large share of the market for retail private label, food service, restaurant chains, international, contracting packaging, industrial, chips and cherry products.  Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips.  Seneca’s common stock is traded on the Nasdaq Global Select Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures

Adjusted net earnings is calculated on a FIFO basis and excludes the impact of the Company’s loss on equity investment. The Company believes this non-GAAP financial measure provides for a better comparison of year over year operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP. Set forth below is a reconciliation of reported net earnings to adjusted net earnings (in thousands).

	Twelve Months Ended
	March 31,	March 31,
	2023	2022
Earnings before income taxes, as reported	$45,370	$66,231
LIFO charge	100,034	35,821
Loss on equity investment	-	7,775
Adjusted earnings before income taxes	145,404	109,827
Income taxes at effective tax rates	39,259	25,251
Adjusted net earnings	$106,145	$84,576

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization and non-cash charges related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP (in thousands).

	Twelve Months Ended
	March 31,	March 31,
EBITDA and FIFO EBITDA:	2023	2022

Net earnings	$33,138	$51,007
Income tax expense	12,232	15,224
Interest expense, net of interest income	14,325	5,641
Depreciation and amortization	40,941	36,523
Operating lease amortization	11,636	16,680
Interest amortization	(270)	(242)
EBITDA	112,002	124,833
LIFO charge	100,034	35,821
FIFO EBITDA	$212,036	$160,654

Forward-Looking Information

This release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments, and results and do not relate strictly to historical facts. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seeks," "should," "likely," "targets," "may", "can" and variations thereof and similar expressions. Forward-looking statements are subject to known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed. We believe important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

●	the effects of rising costs and availability of raw fruit and vegetables, steel, ingredients, packaging, other raw materials, distribution and labor;

●	crude oil prices and their impact on distribution, packaging and energy costs;

●	an overall labor shortage, ability to retain a sufficient seasonal workforce, lack of skilled labor, labor inflation or increased turnover impacting our ability to recruit and retain employees;

●	climate and weather affecting growing conditions and crop yields;

●	our ability to successfully implement sales price increases and cost saving measures to offset cost increases;

●	the loss of significant customers or a substantial reduction in orders from these customers;

●	effectiveness of our marketing and trade promotion programs;

●	competition, changes in consumer preferences, demand for our products and local economic and market conditions;

●	the impact of a pandemic on our business, suppliers, customers, consumers and employees;

●	unanticipated expenses, including, without limitation, litigation or legal settlement expenses;

●	product liability claims;

●	the anticipated needs for, and the availability of, cash;

●	the availability of financing;

●	leverage and the ability to service and reduce debt;

●	foreign currency exchange and interest rate fluctuations;

●	the risks associated with the expansion of our business;

●	the ability to successfully integrate acquisitions into our operations;

●	our ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption;

●	other factors that affect the food industry generally, including:

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recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

■	competitors’ pricing practices and promotional spending levels;

■	fluctuations in the level of our customers’ inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

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the risks associated with third-party suppliers, including the risk that any failure by one or more of our third-party suppliers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products or injure our reputation; and

●	changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental and health and safety regulations.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Michael Wolcott, Chief Financial Officer

585-495-4100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended March 31, 2023 and March 31, 2022
(In thousands of dollars, except share data)

	Three Months Ended		Twelve Months Ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022

Net sales	$331,063	$332,389	$1,509,352	$1,385,280

Plant restructuring charge (note 2)	$1,613	$67	$3,550	$70

Other operating expense (income) , net (note 3)	$749	$493	$(1,662)	$1,174

Operating (loss) income (note 1)	$(5,313)	$7,135	$52,936	$70,345
Loss from equity investment	-	-	-	7,775
Other non-operating income	(1,689)	(2,333)	(6,759)	(9,302)
Interest expense, net	6,288	1,458	14,325	5,641
(Loss) earnings before income taxes	$(9,912)	$8,010	$45,370	$66,231

Income tax (benefit) expense	(762)	1,457	12,232	15,224

Net (loss) earnings	$(9,150)	$6,553	$33,138	$51,007

Basic (loss) earnings per common share	$(1.20)	$0.78	$4.23	$5.83
Diluted (loss) earnings per common share	$(1.20)	$0.77	$4.20	$5.79

Note 1:

The effect of the LIFO inventory valuation method on the fourth quarter pre-tax results decreased operating earnings by $20.7 million and $5.1 million for the three month periods ended March 31, 2023 and March 31, 2022, respectively. The effect of the LIFO inventory valuation method on YTD twelve month pre-tax results decreased operating earnings by $100.0 million and $35.8 million for the twelve month periods ended March 31, 2023 and March 31, 2022, respectively.

Note 2:

During the twelve months ended March 31, 2023, the Company ceased production of green beans at one of its New York facilities. As a result, the Company incurred severance costs and a write down of production equipment that will be sold in the next twelve months.

Note 3:

The Company had net other operating income of $1.7 million for the twelve months ended March 31, 2023, which was driven primarily by gains on the sale of the Company’s western trucking fleet and an aircraft, along with a favorable true-up of the supplemental early retirement plan accrual. This other operating income was partially offset by a write down of idle equipment to estimated selling price, less commission, as the assets met the criteria to be classified as held for sale. The Company had net other operating expense of $1.2 million for the twelve months ended March 31, 2022, which was driven by charges for supplemental early retirement plans and to maintain non-operating facilities classified as held for sale. These charges were partially offset by a net gain on the sale of assets and a gain from debt forgiveness on an economic development loan.

Note 4:	The Company used the “two-class” method for basic earnings per share by dividing the earning attributable to common shareholders by the weighted average of common shares outstanding during the period.

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